UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 13, 2011

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                      Regulation FD Disclosure.

On July 13, 2011, New York Mortgage Trust, Inc. (the “Company”) announced that the underwriter of its public offering of 1,500,000 shares of common stock has exercised its option to purchase an additional 225,000 shares of common stock from the Company. Subject to customary closing conditions, the closing for the additional shares is expected to occur on or about July 14, 2011.

After deducting the underwriting discount and offering expenses, the Company will have received total net proceeds of approximately $12.1 million from the sale of its 1,725,000 shares of common stock, including the purchase of additional shares by the underwriter.

A registration statement related to the securities was declared effective by the Securities and Exchange Commission. Copies of the final prospectus supplement and accompanying prospectus may be obtained by contacting Ladenburg Thalmann & Co. Inc., 520 Madison Avenue, Ninth Floor, New York, NY 10022.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the offered shares or any other securities, nor shall there be any sale of such shares or other securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or other jurisdiction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: July 13, 2011	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer